Exhibit 10.1
AMENDMENT No. 3 TO LICENSE AGREEMENT
This Amendment No. 3 (“Amendment”) dated as of December 7, 2007 (“Effective Date”) is made and entered into by and between Oregon Health & Science University (“OHSU”) and Orexigen Therapeutics, Inc. (“Licensee”).
RECITALS
A. OHSU and Licensee entered into a License Agreement dated July 27, 2003, as amended by that certain amendment between the parties dated November 1, 2003 and that certain letter agreement between the parties dated December 6, 2006 (collectively, the “License Agreement”), in which Licensee was granted a co-exclusive license under the Licensed Screening Patent Rights as defined in the License Agreement.
B. Under the terms of the License Agreement Licensee agreed to pay fifty percent (50%) of previously incurred patent costs as well as fifty percent (50%) of ongoing patent expenses incurred for License Screening Patent Rights.
C. OHSU and Licensee wish to amend the term of the License Agreement to clarify the Licensed Screening Patent Rights and to convert the co-exclusive license to a full exclusive license.
NOW, THEREFORE, it is hereby agreed to clarify and to amend the License Agreement as follows:
1.	All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the License Agreement.

2.	OHSU and Licensee agree that “Licensed Screening Patent Rights” shall include, without limitation, Australian patent application 2002353784 filed September 24, 2002 (“Australian Application”).

3.	Section 3.01.2 (Page 6) shall be changed to read:
3.01.2 An exclusive (even as to OHSU and its affiliates with respect to uses other than educational and non-commercial research purposes) license under the Licensed Screening Patent Rights in the Licensed Screening Patent Territory to use or have used the Licensed Screening Patent Rights in the Licensed Screening Patent Field of Use.
4.	Section 3.01.2.2 (Page 6) shall be deleted.

5.	OHSU has paid $36,205.45 which represents fifty percent (50%) of the expenses incurred by OHSU for the preparation, filing, prosecution, and maintenance of Licensed Screening Patent Rights. In addition, OHSU has paid $5,975.50 which represents one-hundred percent (100%) of the Licensed Screening Patent Costs for the Australian Application as of the Effective Date. Licensee hereby agrees to reimburse OHSU the total amount of $42,180.95 within sixty (60) days of OHSU’s submission of a statement documenting such expenses and request for payment.

6.	Section 6.04 (Page 9) shall be changed to read:
6.04 Licensee agrees to pay OHSU, within sixty (60) days of OHSU’s submission of a statement and request for payment, an amount equivalent to one hundred (100%) of expenses previously incurred by OHSU in the preparation, filing, prosecution, and maintenance of Licensed Screening Patent Rights. Licensee further agrees to pay to OHSU, within sixty (60) days of OHSU’s submission of a statement and request for payment to Licensee, a royalty amount equivalent to one hundred percent (100%) of all such ongoing patent expenses incurred for Licensed Screening Patent Rights.
7.	Section 6.04.2 (Page 10) shall be changed to read:
6.04.2 OHSU does not represent that it will continue to prepare, file, prosecute, or maintain the Licensed Screening Patent Rights in a country if Licensee surrenders its rights in that country. Notwithstanding the preceding, if OHSU elects not to file any patent application in any jurisdiction or if OHSU elects to abandon any patent or patent application included in the Licensed Screening Patent Rights, OHSU shall give Licensee at least 60 days prior written notice of such intent to not file a patent application in a jurisdiction or if it elects to abandon any patent or patent application. In such event Licensee may elect at its sole cost to pursue those actions, provided it permits OHSU to review and comment on all filings to be made with respect to those Licensed Screening Patent Rights. Licensee shall use reasonable good faith efforts to implement all reasonable requests made by OHSU with regard to material aspects of the preparation, filing, prosecution and/or maintenance of the patent applications and patents included in the Licensed Screening Patent Rights managed by Licensee.
8.	Section 10.01 (Page 12) shall be changed to read:
10.01 OHSU agrees to take responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Mouse Patent Rights and Licensed Screening Patent Rights. OHSU will consult with Licensee on all patent matters in advance of filing, responding or taking other actions concerning material patent matters, and OHSU will use reasonable good faith efforts to implement all reasonable requests made by Licensee with regard to material aspects of the preparation, filing, prosecution and/or maintenance of the patent applications and patents included in the Licensed Screening Patent Rights. Further, OHSU will provide Licensee with copies of all material written communications with respect to the patent applications and patents contained in the Licensed Screening Patent Rights. OHSU shall give Licensee at least 60 days prior written notice of its intent to abandon the prosecution of any patent application or to discontinue the maintenance of any patent or patent application included in the Licensed Screening Patent Rights.
9.	Except as specifically amended by this Amendment, the License Agreement shall remain in full force and effect and is hereby ratified and confirmed.
IN WITNESS WHEREOF, OHSU and LICENSEE have entered into this Amendment effective as of the date of the last signature below.

LICENSEE		OHSU

By:	/s/ Anthony McKinney	By:	/s/ Arundeep S. Pradhan

Name:	Anthony McKinney	Name:	Arundeep S. Pradhan

Title:	Chief Operating Officer	Title:	Director, Technology and Research Collaborations

Date:	12/07/07	Date:	12/10/07